                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                             Symphonix Devices, Inc.
                    ----------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)


                                   871951 10 9
                                 --------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13D-7).

*The remainder of this cover page shall be filled out for a reporting person's Initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 8719151 10 9               13G                      Page 2 of 10 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Partners IV, Limited Partnership
             SEC ID #0000922910
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a)  [_]
                                                     (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

         NUMBER OF               1,099,964
                     -----------------------------------------------------------
          SHARES          6      SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY               0
                     -----------------------------------------------------------
            EACH          7      SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                1,099,964
                     -----------------------------------------------------------
           WITH           8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 1,099,964
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 8.84%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 PN
--------------------------------------------------------------------------------


                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 8719151 10 9                13G                     Page 3 of 10 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSO

             Coral Partners IV, Limited Partnership
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a)   [X]
                                                     (b)   [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

      NUMBER OF                  1,099,964
                     -----------------------------------------------------------
       SHARES             6      SHARED VOTING POWER
     BENEFICIALLY
      OWNED BY                   0
                     -----------------------------------------------------------
         EACH             7      SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                   1,099,964
                     -----------------------------------------------------------
         WITH             8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 1,099,964
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 8.84%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 8719151 10 9                13G                     Page 4 of 10 Pages


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Yuval Almog
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a)   [X]
                                                     (b)   [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

    NUMBER OF                    0
                     -----------------------------------------------------------
     SHARES               6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    1,099,964
                     -----------------------------------------------------------
       EACH               7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                     0
                     -----------------------------------------------------------
       WITH               8      SHARED DISPOSITIVE POWER

                                 1,099,964
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 1,099,964
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 8.84%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 8719151 10 9                13G                     Page 5 of 10 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Peter H. McNerney
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a)   [X]
                                                     (b)   [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

        NUMBER OF                10,000
                      ----------------------------------------------------------
          SHARES          6      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 1,099,964
                      ----------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                  10,000
                      ----------------------------------------------------------
          WITH            8      SHARED DISPOSITIVE POWER

                                 1,099,964
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 1,099,964
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 8.92%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.  Issuer's Name and Address of Principal Executive Offices:

         (a)  Symphonix Devices, Inc.
         (b)  2331 Zanker Rd.
              San Jose, CA 95131

Item 2.  Information Concerning Person Filing:

         (a)  Filing Persons:

              Entities:
                  Coral Partners IV, a limited partnership ("CP IV") Coral Management Partners IV, Limited Partnership ("CMP IV")

              Individuals:
                  Yuval Almog
                  Peter H. McNerney

         (b)  Principal Business Address:
                  60 South Sixth Street
                  Suite 3510
                  Minneapolis, MN 55402

         (c)  Citizenship/Place of Organization

              Entities:
                  Coral Partners IV ("CP IV")                  Delaware
                  Coral Management Partners IV ("CMP IV")      Delaware

              Individuals:
                  Yuval Almog                                  United States
                  Peter H. McNerney                            United States

         (d)  Title of Class of Securities:                    Common Stock

         (e)  CUSIP No. 871951 10 9

Item 3.  Status of Person Filing:

         Not applicable.

Item 4.  Ownership:

ENTITIES                              CP IV            CMP IV
                                      -----            ------

(a)Beneficial Ownership             1,099,964         1,099,964*

(b)Percentage of Class                   8.84%             8.84%

(c)(i)Sole Voting Power:            1,099,964         1,099,964
(ii)Shared Voting Power:                    0                 0
(iii)Sole Dispositive Power:        1,099,964         1,099,964
(iv)Shared Dispositive Power:               0                 0

INDIVIDUALS:                                  Almog            McNerney
                                              -----            --------

(a)Beneficial Ownership                     1,099,964*        1,109,964*

(b)Percentage of Class                           8.84%             8.92%

(c)(i)Sole Voting Power:                            0            10,000
(ii)Shared Voting Power:                    1,099,964         1,099,964
(iii)Sole Dispositive Power:                        0            10,000
(iv)Shared Dispositive Power:               1,099,964         1,099,964


* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].*

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable.

Item 7.  Identification and Classification of Subsidiary:

         Not applicable.

Item 8.  Identification and Classification of Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2000

Coral Partners IV, a limited partnership
By: Coral Management Partners IV, Limited Partnership,
Its: General Partner

/s/ Peter H. McNerney
----------------------------
Peter H. McNerney
General Partner

Coral Management Partners IV, Limited Partnership,
By: General Partner

/s/ Peter H. McNerney
----------------------------
Peter H. McNerney
General Partner


By /s/ Yuval Almog
   -------------------------
Yuval Almog


By /s/ Peter H. McNerney
   -------------------------
Peter H. McNerney

                                EXHIBIT INDEX

                                                              Sequentially
Exhibit                    Document Description               Numbered Page
-------                    --------------------               -------------
   A                       Agreement of Joint Filing               11



                                  Page 9 af 10

                                   EXHIBIT A

                           Agreement of Joint Filing

         Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 7, 2000, containing the information required by
Schedule 13G, for the shares of Common Stock of Symphonix Devices, Inc. which they each beneficially hold.

Dated: February 7, 2000

Coral Partners IV, a limited partnership
By: Coral Management Partners IV, Limited Partnership,
Its: General Partner

/s/ Peter H. McNerney
----------------------------
Peter H. McNerney
General Partner

Coral Management Partners IV, Limited Partnership,
By: General Partner

/s/ Peter H. McNerney
----------------------------
Peter H. McNerney
General Partner


By /s/ Yuval Almog
   -------------------------
Yuval Almog


By /s/ Peter H. McNerney
   -------------------------
Peter H. McNerney

                                 Page 10 of 10